Exhibit 99.1
The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 2, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS FEBRUARY 2006 NET SALES
AND FOURTH QUARTER 2005 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today net sales results for the four-week period ended February 25, 2006, and financial results for the fourth quarter and fiscal year ended January 28, 2006.

February 2006 Net Sales

February net sales for the four-week period ended February 25, 2006, increased 4.6 percent to $34.1 million from sales of $32.6 million in the corresponding four-week period ended February 26, 2005.

Comparable store net sales, for stores open at least one full year, for the four-week period ended February 25, 2006, decreased 0.4 percent from comparable store sales for the prior year four-week period ended February 26, 2005.

Fourth Quarter and Fiscal 2005 Results

Net sales for the fourth quarter ended January 28, 2006, increased 5.3 percent to $153.4 million from $145.6 million for the fourth quarter of fiscal 2004. Comparable store net sales, for stores open at least one full year, decreased 0.1 percent for the fiscal quarter.

Net sales for the 52 weeks of fiscal 2005 increased 6.4 percent to $501.1 million from $470.9 million for the 52 weeks of fiscal 2004. Comparable store net sales increased 1.4 percent during fiscal 2005.

Net income for the fourth quarter of fiscal 2005 was $19.1 million, or $0.99 per share ($0.96 per share on a diluted basis), compared with $17.1 million, or $0.79 per share ($0.76 per share on a diluted basis) for the fourth quarter of fiscal 2004.

Net income for the fiscal year ended January 28, 2006 was $51.9 million or $2.64 per share ($2.54 per share on a diluted basis), compared with $43.2 million or $2.02 per share ($1.94 per share on a diluted basis) for the fiscal year ended January 29, 2005.

As of January 28, 2006, the Company operated 338 retail stores in 38 states compared with 327 stores in 38 states as of January 29, 2005.

During fiscal 2005, the Company purchased and retired 3,329,075 shares of its outstanding common stock at an average price of $28.51 per share. Three million of these shares were purchased through an agreement made with the Company’s founder and chairman, Daniel J. Hirschfeld. Of the remaining shares purchased, 18,675 shares completed the 500,000 share corporate stock repurchase program authorized by the Board of Directors on December 27, 2000, and 310,400 shares were purchased pursuant to the corporate stock repurchase program authorized by the Board of Directors on October 12, 2005. The Company has 189,600 shares remaining under its current repurchase authorization.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 340 retail stores in 38 states compared with 327 stores in 38 states at this same time a year ago.

To listen to the Company’s recorded quarterly earnings commentary, please call (308) 238-2500.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.
STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005

NET SALES	$153,357	$145,593	$501,101	$470,937

COST OF SALES (Including buying, distribution and occupancy costs)	89,064	87,261	307,063	299,958

Gross profit	64,293	58,332	194,038	170,979

OPERATING EXPENSES:
Selling	30,474	27,490	100,148	89,008
General and administrative	5,494	6,035	17,568	18,599
	35,968	33,525	117,716	107,607

INCOME FROM OPERATIONS	28,325	24,807	76,322	63,372

OTHER INCOME, Net	2,270	1,817	6,123	4,470

INCOME BEFORE INCOME TAXES	30,595	26,624	82,445	67,842

PROVISION FOR INCOME TAXES	11,453	9,478	30,539	24,613

NET INCOME	$19,142	$17,146	$51,906	$43,229

EARNINGS PER SHARE:
Basic	$0.99	$0.79	$2.64	$2.02

Diluted	$0.96	$0.76	$2.54	$1.94

BASIC WEIGHTED AVERAGE SHARES	19,355	21,611	19,656	21,436
DILUTED WEIGHTED AVERAGE SHARES	19,998	22,497	20,447	22,257

SELECTED FINANCIAL DATA
Cash and investments			$199,764	$243,452
Inventory			$68,731	$68,330
Property and equipment, net			$91,396	$83,542
Total assets			$374,266	$405,543
Accounts payable			$11,119	$12,665
Total liabilities			$74,473	$72,615
Stockholders' equity			$299,793	$332,928